Supplement dated May 1, 2023
to the Prospectus dated May 1, 2023
for the LiveWell Dynamic Annuity
issued by Midland National Life Insurance Company
through the Midland National Life Separate Account C

This Supplement provides additional information about Midland National Life Insurance Company’s executive compensation program. Please retain this Supplement with your Prospectus for future reference. The following information is inserted after the 2022 Summary Compensation Table in the section titled “INFORMATION ABOUT MIDLAND NATIONAL — Executive Compensation.”

CEO PAY RATIO
In accordance with SEC rules, we determined the annual total compensation of our median compensated employee and presented a comparison of that annual total compensation to the annual total compensation of our CEO, Esfand Dinshaw.

•The 2022 annual total compensation of our CEO was $5,766,560.00.
•The 2022 annual total compensation of our median compensated employee was $105,902.50.

Accordingly, the ratio of our CEO's annual total compensation to the annual total compensation of our median compensated employee for 2022 was 54 to 1.
Determining the Median Compensated Employee
To determine the median compensated employee, we took the following steps:

•We identified the Company’s employee population (excluding our CEO), consisting of full-time, part-time, and temporary employees, as of December 31, 2022. As of December 31, 2022, our employee population consisted of 1,862 individuals.
•Compensation for full-time employees hired after January 1, 2022, was annualized for the full year 2022.
•We identified our median compensated employee, using total compensation as our compensation measure, which included base salary, bonus compensation, and allocations under the Employee Stock Ownership Plan (“ESOP”). This methodology was consistently applied to all our employees included in the calculation and is consistent with the methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table.
•With respect to the annual total compensation of our CEO, we included the amounts reported in the 2022 Summary Compensation Table included in this prospectus.

Our pay ratio and compensation amount have been calculated using methodologies and assumptions consistent with the SEC rules. The ratio and compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee and determine that employee's total compensation may vary significantly among companies.